KMC TELECOM HOLDINGS, INC.

                         CERTIFICATE OF AMENDMENT TO THE
                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                     PREFERENCES AND RIGHTS OF THE SERIES A
                        CUMULATIVE CONVERTIBLE PREFERRED
                         STOCK, PAR VALUE $.01 PER SHARE

                     Pursuant to Sections 141 and 242 of the
                General Corporation Law of the State of Delaware

      As contemplated by Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), the following resolution was duly adopted by the Board of Directors of KMC Telecom Holdings, Inc., a Delaware corporation (the "Corporation"), by unanimous written consent, dated a June 28, 2000:

     WHEREAS, the Board of Directors of the Corporation is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to propose by resolution or resolutions for the amendment of outstanding series of preferred stock, par value $.01 per share, of the Corporation, to contain such voting powers, full or limited, or without voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as shall be stated and expressed in the resolution or resolutions providing for the amendment thereof adopted by the Board of Directors, and as are not stated and expressed in the Amended and Restated Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution, or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the DGCL.

     WHEREAS, the Board of Directors of the Corporation, pursuant to its authority under Section 242 of the DGCL, deems it advisable to further amend the terms of the Certificate of the Powers, Designations, Preferences and Rights of the Series A Cumulative Convertible Preferred Stock, Par Value $.01 per Share, dated as of November 4, 1997, as previously amended (the "Certificate of Designation").

     WHEREAS, the holders of two-thirds of the shares of Series A Preferred Stock outstanding, voting as a separate class, have approved the amendment of the terms of the Certificate of Designation as set forth herein. Unless defined otherwise herein, all capitalized terms shall have the meaning given to them in the Certificate of Designation.

     NOW, THEREFORE, BE IT RESOLVED:

1. Exceptions to Conversion Price Adjustment. Section 5(f) is deleted in its entirety and replaced with the following:

            "(f) Exceptions to Conversion Price Adjustment. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this Section 5 in connection with the grant, issuance or sale of Common Stock, Convertible Securities, warrants, options or other rights to subscribe for or purchase Common Stock or Convertible Securities: (i) pursuant to employee stock purchase or stock option ownership plans adopted by the Corporation for employees, consultants and/or directors of the Corporation and its affiliates; (ii) pursuant to the terms of any Convertible Securities, warrants, options or other rights to subscribe for or purchase granted, issued or sold pursuant to clause (i) above; (iii) pursuant to the High Yield Debt and Equity Offering (as defined in a Subordinated Loan and Security Agreement, dated as of September 22, 1997, among KMC Telecom Inc. ("KMC") and KMC Telecom II, Inc. and AT&T Commercial Finance Corporation, as in effect on the Series C Preferred Stock Issue Date) or a subsequent debt offering occurring prior to December 31, 1998; (iv) pursuant to the terms of any Convertible Securities, warrants, options or other rights to subscribe for or purchase granted, issued or sold pursuant to clause
            (iii) above; (v) pursuant to Section 10C of the Amended and Restated Note Purchase and Investment Agreement, dated as of October 22, 1996, as amended, by and among the Corporation, Nassau Capital Partners L.P., NAS Partners I L.L.C. and Harold N. Kamine; or (vi) pursuant to the issuance of Series C Cumulative Convertible Preferred Stock and Series D Cumulative Convertible Preferred Stock pursuant to a Purchase Agreement, by and among the Corporation, General Electric Capital Corporation, CoreStates Holdings, Inc., Nassau Capital Partners L.P., NAS Partners I L.L.C. and the issuance of any shares of Common Stock issued in conversion thereof; provided that the aggregate number of shares of Common Stock issued or issuable pursuant to clauses (i) and (ii) above shall not exceed 25% of the Common Stock (on a Fully Diluted basis) outstanding from time to time and the aggregate number of shares of Common Stock issued or issuable pursuant to clause (iii) and (iv) above shall not exceed 11% of the Common Stock (on a Fully Diluted basis) outstanding from time to time."

2. Voting Rights. Section 6(c)(vii) is deleted in its entirety and replaced with the following:

            "(vii) authorize or enter into any transaction or series of transactions (excluding transactions authorized by the Corporation or its subsidiaries prior to the Series A Preferred Stock Issue Date and any amendments thereto that do not alter the economic value of such transactions) with any director or executive officer of the Corporation or any Person directly or indirectly controlling the Corporation (or any affiliate thereof other than a subsidiary of the Corporation) if the aggregate amount involved in such transaction or series of transactions involves the payment by or to the Corporation or its subsidiaries of more than $100,000 in any one fiscal year of the Corporation, provided, however, that transactions or series of transactions which involve any type of payment or grant of salary or compensation to any director or executive officer of the Corporation or any Person directly or indirectly controlling the Corporation or any affiliate thereof, excluding any subsidiary of the Corporation, shall not be subject to this restriction nor the provisions of
            Section 6(c) hereof; or"

      IN WITNESS WHEREOF, KMC TELECOM HOLDINGS, INC. has caused this certificate to be duty executed by its Chief Financial Officer this 29th day of June, 2000.



                                   KMC TELECOM HOLDINGS, INC.


                                   By:  /s/William H. Stewart
                                        ------------------------------------
                                        Name:  William H. Stewart
                                        Title: Chief Financial Officer